Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Finisar Corporation

Sunnyvale, CA

We hereby consent to the incorporation by reference in the Joint Proxy Statement/Prospectus constituting a part of this Registration Statement of our reports dated June 15, 2018, relating to the consolidated financial statements, the effectiveness of Finisar Corporation’s internal control over financial reporting, and schedule of Finisar Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended April 29, 2018.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO USA, LLP

San Jose, California

January 18, 2019